EX.99.i

1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

October 28, 2021

Board of Trustees,

AGF Investments Trust

53 State Street

Suite 1308

Boston, MA 02109

Re:	AGF Investments Trust
(File Nos. 333-173167 and 811-22540)

Ladies and Gentlemen:

We have acted as counsel for AGF Investments Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of AGFiQ U.S. Market Neutral Anti-Beta Fund, AGFiQ Hedged Dividend Income Fund and AGFiQ Global Infrastructure ETF and shares of beneficial interest of Class I and Class R6 shares of AGF Global Sustainable Equity Fund (formerly, AGF Global Sustainable Growth Equity Fund) and AGF Emerging Markets Equity Fund (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Post-Effective Amendment No. 71 to the Registration Statement under the 1933 Act, and we are familiar with the Trust Instrument and its By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust Instrument, proposed to be sold pursuant to Post-Effective Amendment No. 71 to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 71 and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 71, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 71 to the Registration Statement, and to the use of our name in the Trust’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 71 to the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP